Exhibit 99.  Shareholder Letter

[Company Letterhead]

August 14, 2009

Dear Shareholder,

I am writing to share with you some unaudited second quarter financial results and to provide you with other news about the Company. For the quarter ending June 30, the Company is reporting net income of $129,000 compared with net income of $379,000 for the same period last year. This represents a decrease of $250,000 or 66%.  Among the factors contributing to the reduction in income is the current local economic environment as well as an increase in FDIC deposit insurance premiums. On an annual basis, the estimated impact to net income relating to FDIC insurance premiums will be approximately $630,000, or $0.55 per share on a pre-tax basis.  The total premiums for the current quarter were $275,000. This includes a Special Assessment for the purpose of bolstering the FDIC’s Deposit Insurance Fund. The Special Assessment charge for the Bank is approximately $125,000 and an additional assessment is possible before year end.  FDIC deposit insurance premiums, including the special assessment, are paid by all federally insured financial institutions.

In light of these circumstances, including the possibility of another FDIC assessment, the Board of Directors believes it is prudent to proceed conservatively by looking at all possible areas of cost reduction. In addition to these measures, the Board has approved a reduced dividend in the amount of ten cents ($0.10) per share, payable on September 30, 2009 to shareholders of record as of September 15, 2009. While this move was made with some reluctance, the Board believes that this measure as well as other cost-saving measures currently under consideration by the Company, will put the Bank in a stronger position to move forward through these difficult economic times. The Bank remains focused on serving our local communities as a strong and secure community bank. This community-minded focus will allow us to overcome adverse conditions without outside assistance such as the TARP program.

In other Bank news, the Arlington branch location opened in mid-May. Under the strong leadership of Beth Waltermire, the Branch Manager at our Arlington office, we have exceeded our goals for that office within the first two months of operation. Also, the Bank as a whole has experienced a solid increase in deposits. For the first six months of 2009, deposits increased $10.6 million.  Finally, the renovation of the new Barks Road office is proceeding according to schedule, with a grand opening planned for October. The new location is larger and more conveniently located for our customers in the Marion market. We believe we will increase our Marion market share as a result of this move. These branching moves did not negatively impact earnings.

In closing, I would like to restate our commitment to you, our shareholder. While economic conditions and other external factors, such as FDIC Special Assessments, may impact our ability to always maintain a certain dividend level, we remain committed to providing you with the greatest possible value for your investment in the future. Please feel free to contact me with any questions you may have about the Company.

Sincerely,
Robert E. Beach
President and CEO